Exhibit 5
[LETTERHEAD OF AT&T INC.]
March 18, 2010
AT&T Inc.
208 S. Akard Street
Dallas, TX 75202
Dear Sirs:
     With reference to the registration statement on Form S-3 which AT&T Inc. (the “Corporation”) proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to (i) debt securities of the Corporation (“Debt Securities”) issuable in series under an Indenture dated as of November 1, 1994, between the Corporation and The Bank of New York Mellon, as Trustee, (ii) shares of preferred stock, par value $1 per share, of the Corporation (“Preferred Stock”) (iii) depositary shares representing fractional interests in Preferred Stock (“Depositary Shares”), and (iv) shares of common stock, par value $1 per share, of the Corporation (“Common Stock”), I am of the opinion that:
     1. The Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.
     2. Each series of the Debt Securities, when duly established by or pursuant to a resolution of the Board of Directors of the Corporation or in a supplemental indenture, in each case so as not to violate any applicable law or any agreement or instrument to which AT&T Inc. is a party or by which it is bound, and duly executed, authenticated and issued as provided in the Indenture and delivered against payment, will constitute valid and legally binding obligations of the Corporation entitled to the benefits of the Indenture.
     3. The shares of Preferred Stock, when both (A) the Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party or by which it is bound, including the adoption of a Certificate of Designation relating to such Preferred Stock (a “Certificate”) and the filing of the Certificate with the Secretary of State of the State of Delaware, and (B) certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation and upon payment of the consideration therefor (not less than the par value of the Preferred Stock) provided for therein or (ii) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Board of Directors of the Corporation, for the consideration approved by the Board of Directors of the Corporation (not less than the par value of the Preferred Stock), will be validly issued, fully paid and nonassessable.
     4. The Depositary Shares, when (A) the Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party of by which it is bound, (B) the Depositary Agreement or Agreements relating to the Depositary Shares and the related Depositary Receipts have been duly authorized and validly executed and delivered by the Corporation and the Depositary appointed by the Corporation, (C) the shares of Preferred Stock underlying such Depositary Shares have been duly and validly issued and are fully paid and nonassessable as contemplated in paragraph (3) above and deposited with a bank or trust company (which meets the requirements for the Depositary set forth in the Registration Statement) under the applicable Depositary Agreements, and (D) the Depositary Receipts representing the Depositary Shares have been duly executed, countersigned, registered and delivered in accordance with the appropriate Depositary Agreement and the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation upon payment of the consideration therefor provided for therein, will be validly issued.
     5. The Common Stock, when both (A) the Board of Directors of the Corporation has taken all necessary corporate action to approve the issuance of and the terms of the offering of the shares of Common Stock, and related matters, in each case so as not to violate any applicable law or any agreement or instrument to which the Corporation is a party of by which it is bound, and (B) certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered (or, in the case of uncertificated shares, the shares have been registered and a notice of their issuance has been delivered) either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board of Directors of the Corporation upon payment of the consideration therefore (not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any Security, in accordance with the terms of such Security of the instrument governing such Security providing for such conversion or exercise as approved by the Board of Directors of the Corporation, for the consideration approved by the Board of Directors of the Corporation (not less than the par value of the Common Stock), will be validly issued, fully paid and nonassessable.
     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.
     In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,
/s/ WAYNE WATTS